FOR IMMEDIATE RELEASE

Contact:	Media Relations	CarolAnn Hibbard, 508.661.2264, news@ameresco.com
	Investor Relations	Suzanne Messere, 508.598.3044, ir@ameresco.com

Ameresco, Inc. Acquires APS Energy Services

Ameresco Strengthens North American Footprint with Southwest Expansion and Continues Commitment to Providing Comprehensive Energy Solutions

FRAMINGHAM, MA and TEMPE, AZ - August 22, 2011 - Ameresco, Inc. (NYSE: AMRC) a leading energy efficiency and renewable energy company, announced today that it has acquired APS Energy Services Company, Inc. from Pinnacle West Capital Corporation (NYSE: PNW). APS Energy Services, headquartered in Tempe, AZ, is a full-service company that provides integrated energy efficiency and renewable energy solutions for a variety of institutional customers, including state and local governments, school districts and universities.

“As a leading Southwest energy services provider with strong leadership supported by seasoned professionals, APS Energy Services adds substantial bench strength to the Ameresco team and is a great addition to our family,” said George P. Sakellaris, president and chief executive officer of Ameresco. “We are happy to embrace APS Energy Services' in-house expertise and strong customer relationships to expand our service offerings to more customers in the region, while we also establish a better market position to provide a solid foundation for future organic growth.”

Ameresco has implemented over $2 billion in energy saving projects for its customers throughout North America. Services include budget-neutral energy efficiency projects and renewable energy solutions that reduce operating costs and carbon footprint without impacting capital budgets. Increasing energy costs, budgetary constraints, aging infrastructure, and a greater awareness of the benefits of energy efficiency should continue to drive demand for energy efficiency projects and renewable energy solutions. With the acquisition of APS Energy Services, Ameresco strengthens its presence in the Southwest, while adhering to its strategy to grow organically as well as through strategic acquisitions. APS Energy Services' customers will also benefit from Ameresco's comprehensive portfolio of energy service offerings and extensive expertise.

“Thanks to the team at APS Energy Services, we have undergone a period of strong growth over the past few years,” stated Robert Georgeoff, president of APS Energy Services. “Joining Ameresco, a well-respected industry leader, better positions us to maximize future growth opportunities, enhance customer offerings and expand our geographic presence, while continuing to provide innovative energy solutions.”

With the acquisition, Ameresco adds APS Energy Services' employees to its current workforce of more than 750. APS Energy Services will be renamed Ameresco Southwest.

Terms of the transaction were not disclosed; however, the acquisition is expected to be slightly accretive to 2011 earnings.

Ameresco will host a brief conference call to discuss the acquisition at 8:30 a.m. ET today, August 22, 2011. Participants may access the conference call by dialing domestically 888.713.4215 or internationally 617.213.4867. The passcode is 39643415. Those who wish to listen only to the conference call webcast may visit the "Investor Relations" section of the Company's website. Participants are advised to dial into the call at least ten minutes prior to the call to register.

Pre-Registration for the call is also available at:
https://www.theconferencingservice.com/prereg/key.process?key=PJDXHPKTU. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

If you are unable to listen to the live call, the webcast will be archived on the Company's website shortly after the call and be available for one year.

About Ameresco, Inc.
Founded in 2000, Ameresco, Inc. (NYSE:AMRC) is a leading independent provider of comprehensive services, energy efficiency, infrastructure upgrades, and renewable energy solutions for facilities throughout North America. Ameresco's services include upgrades to a facility's energy infrastructure and the development, construction and operation of renewable energy plants.  Ameresco has successfully completed energy saving, environmentally responsible projects with federal, state and local governments, healthcare and educational institutions, housing authorities, and commercial and industrial customers.  With its corporate headquarters in Framingham, MA, Ameresco provides local expertise through its 59 offices in 34 states and five Canadian provinces. Ameresco has more than 750 employees.  For more information, visit www.ameresco.com.

About APS Energy Services
Headquartered in Tempe, AZ, APS Energy Services is the full-service energy service subsidiary of Pinnacle West Capital Corporation (NYSE:PNW) that provides self-funding innovative energy efficiency and renewable solutions throughout the Southwest. For more information about APS Energy Services, visit www.apses.com.

Safe Harbor Statement
Any statements in this press release about future expectations, plans and prospects for Ameresco, Inc., including statements about the expected benefits of the acquisition and estimated future results, as well as other statements containing the words “projects,” “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including Ameresco may be unable to successfully operate the APS Energy Services business to achieve the expected financial results; Ameresco may be unable to retain and maintain relationships with key employees, customers and other strategic partners of APS Energy Services, as well other factors discussed and detailed from time to time in reports filed by Ameresco with the U.S. Securities and Exchange Commission on Forms 10-K and 10-Q.  In addition, the forward-looking statements included in this press release represent Ameresco's views as of the date of this press release.  Ameresco anticipates that subsequent events and developments will cause its views to change.  However, while Ameresco may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so.  These forward-looking statements should not be relied upon as representing Ameresco's views as of any date subsequent to the date of this press release.